Exhibit 10.1

INCOME TAX RECEIVABLE AGREEMENT

Dated as of July 30, 2014

Table of Contents

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Definitions	1

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01	Pre-IPO NOLs	6
Section 2.02	Tax Benefit Schedule	6
Section 2.03	Procedures; Amendments	6

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01	Payments	7
Section 3.02	No Duplicative Payments	8

ARTICLE IV

TERMINATION

Section 4.01	Termination, Early Termination and Breach of Agreement	8
Section 4.02	Early Termination Notice	9
Section 4.03	Payment upon Early Termination	9
Section 4.04	No Other Right of Early Termination	10

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.01	Late Payments by the Corporation	10
Section 5.02	Compliance with Indebtedness	10

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This INCOME TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of July 30, 2014, is hereby entered into by and among El Pollo Loco Holdings, Inc., a Delaware corporation (the “Corporation”), and Trimaran Pollo Partners, L.L.C., a Delaware limited liability company (the “Existing Stockholders Representative”).

RECITALS

WHEREAS, the Existing Stockholders (as defined below), in the aggregate, hold 100% of the capital stock of the Corporation, directly or indirectly;

WHEREAS, pursuant to the IPO, the Corporation will become a public company;

WHEREAS, after the IPO, the Corporation will have, for applicable Tax purposes, net operating losses, capital losses, charitable deductions, alternative minimum tax credit carryforwards (including alternative minimum tax credits that arise after the IPO as a result of limitations on the use of NOLs under the alternative minimum tax) and other Tax attributes (collectively, “NOLs”) that relate to periods (or portions thereof) prior to the IPO (the “Pre-IPO NOLs”);

WHEREAS, the Pre-IPO NOLs may reduce the reported liability for Taxes (as defined below) that the Corporation might otherwise be required to pay;

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Pre-IPO NOLs on the reported liability for Taxes of the Corporation;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Acceptance Notice” is defined in Section 7.06(b) of this Agreement.

“Advisory Firm” means (i) BDO USA, LLP or (ii) any other law or accounting firm that is (A) nationally recognized as being expert in Tax matters and (B) that is agreed to by the Corporation and the Existing Stockholders Representative.

“Advisory Firm Letter” means a letter from the Advisory Firm stating, as applicable, that the relevant Schedule, notice, or other information to be provided by the Corporation to the Existing Stockholders Representative and all supporting schedules and work papers were prepared in a manner consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and applicable law in existence on the date to which such Schedule, notice or other information relates.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 200 basis points.

“Agreement” is defined in the preamble of this Agreement.

“Amended Schedule” is defined in Section 2.03(b) of this Agreement.

“Applicable Percentage” means, with respect to any Existing Stockholder, the percentage set forth opposite such Existing Stockholder’s name on Schedule A, as amended from time to time to reflect any Permitted Assignment.

“Bankruptcy Code” means Title 11 of the United States Code.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” means:

(i) a merger, reorganization, consolidation or similar form of business transaction directly involving the Corporation or indirectly involving the Corporation through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock or other equity securities of the Corporation resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Corporation and all or substantially all of the Corporation’s assets) is held by the existing equityholders of the Corporation (determined immediately prior to such transaction and related transactions); or

(ii) a transaction in which the Corporation, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than an Affiliate; or

(iii) a transaction in which there is an acquisition of control of the Corporation by a Person or group of Persons (other than Existing Stockholders and their Affiliates). For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (A) vote more than 50% of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (B) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute “control” for the purpose of this definition); or

(iv) the liquidation or dissolution of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Compensated NOLs” means, for a Taxable Year, the Pre-IPO NOLs utilized in determining the Realized Tax Benefit under this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporation” is defined in the preamble of this Agreement.

“Corporation Return” means the federal Tax Return and/or state and/or local and/or foreign Tax Return, as applicable, of the Corporation filed with respect to Taxes of any Taxable Year.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall (a) have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state, local and foreign Tax law, as applicable, or (b) mean any other event (including the execution of a Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.02 of this Agreement.

“Early Termination Payment” is defined in Section 4.03(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 500 basis points.

“Early Termination Schedule” is defined in Section 4.02 of this Agreement.

“Expert” is defined in Section 7.09 of this Agreement.

“Existing Stockholders” means the stockholders of the Corporation immediately prior to the IPO as listed on Schedule A (including the Existing Stockholders Representative in its capacity as an Existing Stockholder) together with any Permitted Assignees.

“Existing Stockholders Representative” is defined in the preamble of this Agreement.

“Interest Amount” is defined in Section 3.01(b) of this Agreement.

“IPO” means the initial public offering of common stock of the Corporation pursuant to the registration statement on Form S-1 (File No. 333-197001) of the Corporation.

“ITR Payment” means any Tax Benefit Payment or Early Termination Payment required to be made by the Corporation to the Existing Stockholders under this Agreement.

“LIBOR” means, during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two days prior to the first day of such period, on the Reuters Screen page “LIBOR01” (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for U.S. dollar deposits for such period.

“Material Objection Notice” is defined in Section 2.03(a) of this Agreement.

“Net Tax Benefit” is defined in Section 3.01(b) of this Agreement.

“NOLs” is defined in the recitals of this Agreement.

“Non-NOL Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporation determined using the same methods, elections, conventions and similar practices used on the relevant Corporation Return, but without taking into account the Pre-IPO NOLs, if any. If all or any portion of the liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of such Taxable Year, such liability shall not be included in determining the Non-NOL Tax Liability unless and until there has been a Determination with respect to such liability.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Assignee” means any Person who receives rights under this Agreement pursuant to a Permitted Assignment.

“Permitted Assignment” is defined in Section 7.06(b) of this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-IPO NOLs” is defined in the recitals of this Agreement; provided, however, that in order to determine whether an NOL is a Pre-IPO NOL, the Taxable Year of the Corporation that includes the effective date of the IPO shall be deemed to end as of the close of such effective date.

“Proposed Price” is defined in Section 7.06(b) of this Agreement.

“Proposed Transfer Notice” is defined in Section 7.06(b) of this Agreement.

“Proposed Transferor” is defined in Section 7.06(b) of this Agreement.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Non-NOL Tax Liability over the actual liability for Taxes of the Corporation for such Taxable Year. If all or a portion of the actual Tax liability for Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such liability.

“Reconciliation Dispute” is defined in Section 7.09 of this Agreement.

“Reconciliation Procedures” means those procedures set forth in Section 7.09 of this Agreement.

“Schedule” means, as applicable, any Tax Benefit Schedule and the Early Termination Schedule.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls more than 50% of the voting power (or other similar interests) or the sole general partner interest or managing member or similar interest of such Person.

“Tax Benefit Payment” is defined in Section 3.01(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.02 of this Agreement.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year as defined in Section 441(b) of the Code or comparable section of state, local or foreign Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the date hereof.

“Tax” and “Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges measured with respect to net income or profits, and any interest related to such taxes.

“Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Uncompensated NOLs” means, for a Taxable Year, the excess, if any, of the Pre-IPO NOLs over the sum of all Compensated NOLs for all prior Taxable Years.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (i) in each Taxable Year ending on or after such Early Termination Date, the Corporation will generate an amount of taxable income sufficient to fully use the Pre-IPO NOLs, (ii) the utilization of the Pre-IPO NOLs for such Taxable Year or future Taxable Years, as applicable, will be determined based on the Tax laws in effect on the Early Termination Date, and (iii) the federal income Tax rates and state, local and foreign income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other laws as in effect on the Early Termination Date.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Pre-IPO NOLs. The Corporation, on the one hand, and the Existing Stockholders, on the other hand, acknowledge that the Corporation may utilize the Pre-IPO NOLs to reduce the amount of Taxes that the Corporation would otherwise be required to pay in the future.

Section 2.02 Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit (or as soon as practicable thereafter), the Corporation shall provide to the Existing Stockholders Representative a schedule showing, in reasonable detail, (i) the calculation of the Realized Tax Benefit for such Taxable Year, and (ii) the calculation of any payment to be made to the Existing Stockholders pursuant to Article III with respect to such Taxable Year (collectively, a “Tax Benefit Schedule”). Concurrently, the Corporation shall also deliver to the Existing Stockholders Representative all supporting information (including work papers and valuation reports) reasonably necessary to support the calculation of such payment. The Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(a)).

Section 2.03 Procedures; Amendments.

(a) Procedure. Each time the Corporation delivers to the Existing Stockholders Representative an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b), and including any Early Termination Schedule or amended Early Termination Schedule, the Corporation shall also (x) deliver to the Existing Stockholders Representative the schedules, valuation reports, if any, and work papers necessary to provide reasonable detail regarding the preparation of the Schedule and an Advisory Firm Letter related to such Schedule and (y) allow the Existing Stockholders Representative reasonable access at no cost to the appropriate representatives at each of the Corporation and the Advisory Firm in connection with a review of such Schedule. The applicable Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty (30) calendar days after receiving any Schedule or amendment thereto, provides the Corporation with notice of a material objection to such Schedule (a “Material Objection Notice”) made in good faith. If the parties, for any reason, are unable to successfully resolve the issues raised in any Material Objection Notice within thirty (30) calendar days of receipt by the Corporation of such Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures.

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation (i) in connection with a Determination affecting such

Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Existing Stockholders Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a material change (relative to the amounts in the original Schedule) in the Realized Tax Benefit for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (such Schedule, an “Amended Schedule”); provided, however, that an amendment under clause (i) attributable to an audit of a Tax Return by an applicable Taxing Authority shall not be made on an Amended Schedule unless and until there has been a Determination with respect to such change. The Corporation shall provide any Amended Schedule to the Existing Stockholders Representative within thirty (30) calendar days of the occurrence of an event referred to in clauses (i) through (v) of the preceding sentence, and any such Amended Schedule shall be subject to approval procedures similar to those described in Section 2.03(a).

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Timing of Payments. Within five (5) Business Days of a Tax Benefit Schedule delivered to the Existing Stockholders Representative becoming final in accordance with Section 2.03(a), the Corporation shall pay to each Existing Stockholder for such Taxable Year its share (based on such Existing Stockholder’s Applicable Percentage) of the Tax Benefit Payment determined pursuant to Section 3.01(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to a bank account of the applicable Existing Stockholder previously designated by the Existing Stockholder to the Corporation, or as otherwise agreed by the Corporation and the Existing Stockholder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, estimated federal income Tax payments.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to eighty-five percent (85%) of the sum of the Net Tax Benefit (as defined below) and the Interest Amount (as defined below). The “Net Tax Benefit” shall equal: (i) the Corporation’s Realized Tax Benefit, if any, for a Taxable Year plus (ii) the amount of the excess (if any) of the Realized Tax Benefit reflected on an Amended Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Tax Benefit Schedule for such previous Taxable Year, minus (iii) the excess (if any) of the Realized Tax Benefit reflected on a Tax Benefit Schedule for a previous Taxable Year over the Realized Tax Benefit reflected on the Amended Schedule for such previous Taxable Year; provided, however, that, to the extent of the amounts described in clauses (ii) and (iii) of this definition were taken into account in determining any Tax Benefit Payment in a preceding Taxable Year, such amounts shall not be taken into account in determining a Tax Benefit Payment attributable to any other Taxable Year; provided, further, for the avoidance of doubt, that the Existing Stockholders shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on any Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporation Return with respect to Taxes for the Taxable Year for which the Net Tax Benefit is being measured until the Payment Date.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement, and this Agreement shall be construed and interpreted in accordance with such intention.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) This Agreement shall terminate at the time that all Tax Benefit Payments have been made to the Existing Stockholders under this Agreement.

(b) Notwithstanding Section 4.01(a), the Corporation may terminate this Agreement by paying to the Existing Stockholders the Early Termination Payment. Upon payment of the Early Termination Payment by the Corporation, neither the Corporation nor any Existing Stockholder shall have any further payment obligations under this Agreement, other than any (i) Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for a Taxable Year ending prior to, with or including the date of the Early Termination Notice (except to the extent that such amount is included in the Early Termination Payment).

(c) In the event that the Corporation breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such breach, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for the Taxable Year ending prior to, with or including the date of a breach. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement, the Existing Stockholders shall be entitled to elect to receive the amounts set forth in (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due; provided, that, in the event that payment is not made within six months of the date such payment is due, the Existing Stockholders (through the Existing Stockholders Representative) shall be required to give written notice to the Corporation that the Corporation has breached its material obligations, and so long as such payment is made within five (5) Business Days of the delivery of such notice to the Corporation, the Corporation shall no longer be deemed to be in breach of its material obligations under this Agreement.

(d) Change of Control. In the event of a Change of Control, all obligations hereunder shall be accelerated, and such obligations shall be calculated pursuant to this ARTICLE IV as if an Early Termination Notice had been delivered on the date of the Change of Control and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the effective date of the Change of Control, (2) any Tax Benefit Payment agreed to by the Corporation and the Existing Stockholders as due and payable but unpaid as of the Early Termination Notice and (3) any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the effective date of a Change of Control. No later than ninety (90) calendar days after such Change of Control, the Corporation shall deliver to the Existing Stockholder Representative an Early Termination Schedule (which, for the avoidance of doubt, shall be deemed to have been delivered on the date of the Change of Control) and the Existing Stockholders Representative shall have thirty (30) calendar days after actually receiving the Early Termination Schedule to provide the Corporation with a Material Objection Notice in accordance with the procedures set forth in Section 4.02 below. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions, substituting in each case the phrase “closing date of a Change of Control” for the phrase “Early Termination Date.”

Section 4.02 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.01 above, the Corporation shall deliver to the Existing Stockholders Representative notice of such intention to exercise such right (an “Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporation’s intention to exercise such right and showing in reasonable detail the information required pursuant to Section 2.02 and the calculation of the Early Termination Payment. The Early Termination Schedule shall become final and binding on all parties unless the Existing Stockholders Representative, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporation with a Material Objection Notice. If the parties, for any reason, are unable to successfully resolve the issues raised in such Material Objection Notice within thirty (30) calendar days after receipt by the Corporation of the Material Objection Notice, the Corporation and the Existing Stockholders Representative shall employ the Reconciliation Procedures as described in Section 7.09 of this Agreement.

Section 4.03 Payment upon Early Termination. (a) Within three (3) Business Days after agreement is reached between the Existing Stockholders Representative and the Corporation concerning the Early Termination Schedule, the Corporation shall pay to each Existing Stockholder its share (based on such Existing Stockholder’s Applicable Percentage) of an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account designated by the applicable Existing Stockholders, or as otherwise agreed by the Corporation and the Existing Stockholder.

(b) The “Early Termination Payment” means, as of the date of the delivery of an Early Termination Schedule, the present value, discounted at the Early Termination Rate as of such date, of all Tax Benefit Payments that would be required to be paid by the Corporation to the Existing Stockholders beginning from the Early Termination Date (other than a payment which is not required to be paid solely by reason of the application of Section 5.02), assuming the Valuation Assumptions are applied. For purposes of calculating, pursuant to this Section 4.03(b), the present value of all Tax Benefit Payments that would be required to be paid, it shall be assumed that, absent the Early Termination Notice, all Tax Benefit Payments would be paid on the due date (without extensions) for filing the Corporation Return with respect to Taxes for each Taxable Year.

Section 4.04 No Other Right of Early Termination. For the avoidance of doubt, the Existing Stockholders shall not be entitled to cause an early termination of this Agreement.

ARTICLE V

LATE PAYMENTS AND COMPLIANCE WITH INDEBTEDNESS

Section 5.01 Late Payments by the Corporation. The amount of all or any portion of any ITR Payment not made to the Existing Stockholders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such ITR Payment was due and payable.

Section 5.02 Compliance with Indebtedness. Notwithstanding anything to the contrary provided herein, if at the time any amounts become due and payable hereunder the Corporation is not permitted, pursuant to the terms of the Corporation’s or its direct or indirect Subsidiaries’ debt documentation, to pay such amounts, or the Corporation’s direct or indirect Subsidiaries are not permitted, pursuant to the terms of the Corporation’s or its direct or indirect Subsidiaries’ debt documentation, to make payments to the Corporation to allow the Corporation to pay such amounts, then the Corporation shall by notice to the Existing Stockholders Representative be permitted to defer the payment of such amounts until each condition rendering the payment of such amounts impermissible as described in this Section 5.02 is no longer applicable. At the time such condition is no longer applicable and no other such condition exist, such amounts (together with accrued and unpaid interest thereon as described in the immediately following sentence) shall become due and payable immediately. If the Corporation defers the payment of any such amounts pursuant to the first sentence in this Section 5.02, such amounts shall accrue interest at the Agreed Rate per annum from the date that such amounts originally became due and owing pursuant to the terms hereof to the date that such amounts were paid. For the avoidance of doubt, any payment not made due to the preceding sentence shall not be deemed a breach under Section 4.01(c) of this Agreement unless and until such payment remains unpaid thirty (30) calendar days after the date on which such condition described in this Section 5.02 is no longer applicable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 The Existing Stockholders Representative’s Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporation, including, without limitation, the preparation, filing or amendment of any Tax Return and the defense, contest, or settlement of any issue pertaining to Taxes, subject to a requirement that the Corporation act in good faith in connection with its control of any matter which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement. Notwithstanding the foregoing, the Corporation shall notify the Existing Stockholders Representative of, and keep the Existing Stockholders Representative reasonably informed with respect to, the portion of any audit of the Corporation by a Taxing Authority the outcome of which is reasonably expected to affect any Existing Stockholder’s rights and obligations under this Agreement, and shall give the Existing Stockholders Representative reasonable opportunity to provide information and participate in the applicable portion of such audit.

Section 6.02 Consistency. Except upon the written advice of the Advisory Firm, the Corporation and the Existing Stockholders Representative agree to report and cause to be reported for all purposes, including federal, state, local, and foreign Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, ITR Payments) in a manner consistent with that specified by the Corporation in any Schedule or statement required or permitted to be provided by or on behalf of the Corporation under this Agreement or under applicable Tax law. Any dispute concerning such advice shall be subject to the Reconciliation Procedures; provided, however, that, only the Existing Stockholders Representative shall have the right to object to such advice pursuant this Section 6.02.

Section 6.03 Cooperation. Each of the Corporation and the Existing Stockholders (through the Existing Stockholders Representative) shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making or approving any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the requesting party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the requesting party shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery, if delivered personally, or by facsimile (upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day)) or (b) on the first Business Day following the date of dispatch, if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporation, to:

El Pollo Loco Holdings, Inc.

3535 Harbor Blvd. Suite 100

Costa Mesa, CA 92626

Fax: (714) 599-5593

Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

4 Times Square

New York, New York 10036

Fax: (212) 735-2000

Attention: Richard B. Aftanas and Steven J. Matays

If to the Existing Stockholders Representative, to:

Trimaran Pollo Partners, L.L.C.

1325 Avenue of the Americas, 25th Floor

New York, NY 10019

Fax: (212) 616-3709

Attention: Wesley Barton

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.02 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.03 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. The parties to this Agreement agree that the Existing Stockholders are expressly made third party beneficiaries to this Agreement. Other than as provided in the preceding sentence, nothing in this Agreement, express or implied, is intended to, or shall, confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 7.05 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced as a result of any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner, in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 7.06 Successors; Assignment; Amendments; Waivers. (a) The Existing Stockholders Representative, solely in its capacity as the Existing Stockholders Representative and not in its capacity as an Existing Stockholder, may not assign this Agreement to any person without the prior written consent of the Corporation; provided, however that the Existing Stockholders Representative may assign this Agreement solely in its capacity as the Existing Stockholders Representative to any of its Affiliates, as long as such Affiliate has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement.

(b) Subject to this Section 7.06(b), each Existing Stockholder may freely assign or transfer its rights under this Agreement without the prior written consent of the Corporation to (i) any Existing Stockholder or any Existing Stockholder’s Affiliates or (ii) to any Person who holds an equity interest in such Existing Stockholder, in each case, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporation, agreeing to be bound by all provisions of this Agreement. If an Existing Stockholder (including any transferee of any Existing Stockholder) proposes to transfer any of its rights (a “Proposed Transferor”) other than as set forth in the immediately preceding sentence to any Person or Persons, then the Proposed Transferor shall first give written notice (a “Proposed Transfer Notice”) to the Corporation at least sixty (60) calendar days prior to the proposed transfer setting forth (i) the name of the proposed transferee, (ii) the price (the “Proposed Price”), (iii) the other material terms and conditions of such transfer and (iv) any other information about such transfer that is reasonably requested by the Corporation. The Proposed Transfer Notice shall contain an irrevocable offer to transfer such rights to the Corporation (in the manner set forth below) at the Proposed Price and on the terms and conditions described in the Proposed Transfer Notice. The Proposed Transferor shall also attach to such Proposed Transfer Notice a joinder, in form and substance reasonably satisfactory to the Corporation, executed by the proposed transferee pursuant to which such proposed transferee (x) agrees to be bound by all provisions of this Agreement and (y) acknowledges specifically the last sentence of Section 7.06(c), in each case, subject to the completion of the proposed transfer. The Corporation shall thereafter have the right exercisable by written notice (the “Acceptance Notice”) to the Proposed Transferor within thirty (30) calendar days after receipt of the Proposed Transfer Notice to acquire all (but not less than all) such rights at the Proposed Price and on the same terms and conditions as provided in the Proposed Transfer Notice. If at the end of such thirty (30)-calendar day period, the Corporation has not delivered an Acceptance Notice, the Proposed Transferor may, during the succeeding sixty (60)-calendar day period (subject to extension to the extent necessary to obtain required governmental or other approvals), transfer its rights covered by the Proposed Transfer Notice to a transferee at the Proposed Price and on the same terms and conditions as provided in the Proposed Transfer Notice. After such transfer, the Proposed Transferor shall notify the Corporation of the consummation thereof and shall furnish such evidence of the completion of such transfer and of the terms thereof as may reasonably be requested by the Corporation. If, at the end of sixty (60) calendar days following the expiration of the thirty (30)-calendar day period during which the Corporation is entitled hereunder to deliver an Acceptance Notice, the Proposed Transferor has not completed the transfer of such rights as aforesaid, any such transfer by the Proposed Transferor shall again be subject to the provisions of this Section 7.06(b) with respect to a proposed subsequent transfer. Any assignment or transfer of an Existing Stockholder’s rights meeting the requirements of this paragraph shall be referred to herein as a “Permitted Assignment,” and Schedule A hereto shall be amended to reflect such Permitted Assignment and the change in the Applicable Percentage of the assignor and assignee.

(c) No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporation and the Existing Stockholders (through the Existing Stockholders Representative). No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(d) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives, including any Permitted Assignee pursuant to a Permitted Assignment. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place.

Section 7.07 Headings, Titles, and Subtitles. The headings, titles, and subtitles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.08 Resolution of Disputes.

(a) Other than with respect to any disputes under Section 2.02, Section 4.02, or Section 6.02 (which are to be resolved pursuant to Section 7.09), any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. The place of arbitration shall be New York, New York. The parties shall jointly select a single arbitrator who shall have the authority to hold hearings and to render a decision in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the arbitrator shall be selected by the International Chamber of Commerce. The arbitrator shall be a lawyer. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment on the award may be entered by any court having jurisdiction thereof. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of Section 7.08(a), either party may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.08(b), each Existing Stockholder (through the Existing Stockholders Representative) (i) expressly consents to the application of Section 7.08(c) to any such action or proceeding, and (ii) irrevocably appoints the Corporation as its agent for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the Existing Stockholders Representative of any such service of process, shall be deemed in every respect effective service of process upon such Existing Stockholder in any such action or proceeding.

(c) (i) THE CORPORATION AND EACH EXISTING STOCKHOLDER (THROUGH THE EXISTING STOCKHOLDERS REPRESENTATIVE) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK AND AGREES THAT ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF Section 7.08(b) SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF NEW YORK (OR, IF THE SUPREME COURT OF THE STATE OF NEW YORK REFUSES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF NEW YORK). The parties acknowledge that the forum designated by this Section 7.08(c) has a reasonable relation to this Agreement and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.08(c)(i) and such parties agree not to plead or claim the same.

(iii) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 7.09 Reconciliation Procedures. In the event that the Corporation and the Existing Stockholders Representative are unable to resolve a disagreement with respect to the matters governed by this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert in the particular area of disagreement (the “Expert”) mutually acceptable to both parties. The Expert shall be a partner in a nationally recognized accounting firm or a law firm (other than the Advisory Firm), and the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation or any of the Existing Stockholders or any other actual or potential conflict of interest. If the Reconciliation Dispute is not resolved before any payment that is the subject of the Reconciliation Dispute is due or any Tax Return reflecting the subject of the Reconciliation Dispute is due, such payment shall be made on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or the amendment of any Tax Return shall be borne by the Corporation, except as provided in the next sentence. Each of the Corporation and the Existing Stockholders shall bear their own costs and expenses of such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute, within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporation and the Existing Stockholders and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporation is required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Existing Stockholders. The Corporation shall provide evidence of such payments to the Existing Stockholders (through the Existing Stockholders Representative) to the extent that such evidence is available.

Section 7.11 Affiliated Corporations; Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Sections 1501 et seq. of the Code, or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If any Person the income of which is included in the income of the Corporation’s affiliated or consolidated group transfers one or more assets to a corporation with which such Person does not file a consolidated Tax Return pursuant to Section 1501 of the Code, for purposes of calculating the amount of any Tax Benefit Payment (e.g., calculating the gross income of the Corporation’s affiliated or consolidated group and determining the Realized Tax Benefit) due hereunder, such Person shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset, or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

Section 7.12 Confidentiality. (a) Each Existing Stockholder (through the Existing Stockholders Representative) and each of its assignees acknowledges and agrees that the information of the Corporation is confidential and, except in the course of performing any duties as necessary for the Corporation and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, shall keep and retain in the strictest confidence and not to disclose to any Person all confidential matters, acquired pursuant to this Agreement, of the Corporation or the Existing Stockholders. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporation or any of its Affiliates, becomes public knowledge (except as a result of an act of an Existing Stockholder in violation of this Agreement) or is generally known to the business community or (ii) the disclosure of information to the extent necessary for any Existing Stockholder to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such returns. Notwithstanding anything to the contrary herein, each Existing Stockholder (and each employee, representative or other agent of such Existing Stockholder) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of (x) the Corporation and (y) any of its transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to such Existing Stockholder relating to such Tax treatment and Tax structure.

(b) If the Existing Stockholders Representative or any of its assignees commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporation shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporation or any of its Subsidiaries and the accounts and funds managed by the Corporation, and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.13 Appointment of Existing Stockholders Representative. The Existing Stockholders Representative is hereby appointed to act as the sole representative, agent and attorney-in-fact for the Existing Stockholders and their successors and assigns for all the purposes specified under this Agreement, and the Existing Stockholders Representative, by its signature below, agrees to serve in such capacity.

[Signatures pages follow]

IN WITNESS WHEREOF, the Corporation and the Existing Stockholders Representative have duly executed this Agreement as of the date first written above.

EL POLLO LOCO HOLDINGS, INC.

By:	/s/ Laurance Roberts
	Name:	Laurance Roberts
	Title:	Chief Financial Officer

TRIMARAN POLLO PARTNERS, L.L.C. as Existing Stockholders Representative

By:	TRIMARAN CAPITAL, L.L.C.,
its Managing Member

By:	TRIMARAN FUNDS MANAGEMENT, L.L.C.,
its Investment Manager

By:	/s/ Dean C. Kehler
	Name:	Dean C. Kehler
	Title:	Managing Partner

[Signature Page to Tax Receivable Agreement]